UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 2, 2016 (May 1, 2016)

VERIFYME, INC.
(Exact name of registrant as specified in charter)

Nevada	0-31927	23-3023677
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12 West 21st Street, 8th Floor New York, New York 10010
(Address of Principal Executive Offices)

(212) 994-7002
(Registrant’s Telephone Number, Including Area Code) (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On May 2, 2016, VerifyMe, Inc. (the “Company”) publicly announced the appointment of Thomas A. Nicolette (“Mr. Nicolette”) as the Company’s President and Chief Executive Officer, effective May 1, 2016.

Mr. Nicolette has served as the principal of Nicolette Consulting Group Limited, a business management consulting firm, since its founding in 1980. During his more than three-decade career, Mr. Nicolette has held executive positions with various organizations in both the security and medical device industries; his attention has largely been focused on corporate restructuring aimed at streamlining operations and maximizing operations, profits and shareholder value.

Mr. Nicolette served as President, Chief Executive Officer and Director of iNeedMD Holdings, Inc., a New York-based medical device firm, from mid-2014 to mid-2016.  During his tenure, he led the strategic restructuring effort that resulted in a $8.4 million capital raise and a OTCQB listing. From 2006 until Q1 2014, Mr. Nicolette was President, Chief Executive Officer and Director of Akers Biosciences, Inc., an in vitro diagnostic manufacturer and marketer located in southern New Jersey, where he was instrumental in facilitating a $15 million IPO and successful listing on the NASDAQ Capital Market.

Prior to his engagements in the medical device industry, Mr. Nicolette spent two decades guiding security companies into various stages of growth.  From 2003 through 2006, Mr. Nicolette was the director of international business development for November AG, a German-based developer of methods of authentication for anti-counterfeiting, listed on the Frankfurt Exchange. From 2001 to 2004, he served as Chairman of Exaqt SA de CV, a manufacturer and installer of electronic security systems in Mexico. Within a similar timeframe (2001 through 2003), Mr. Nicolette held two executive management positions: Executive Director of Tri-Mex Group Limited of London, UK, a designer of monitoring and response solutions to protect high value or hazardous cargo; and President, Chief Executive Officer and Director of DNA Technologies, Inc., a holder of patented technology that provides solutions for counterfeiting, forgery and product diversion, until its successful listing on the Toronto Stock Exchange. From 1995 through 2000, Mr. Nicolette held the positions of President, Chief Executive Officer and Director of Sentry Technology Corporation, a worldwide, multi-firm designer and manufacturer of electronic articles surveillance and closed circuit television systems that included Knogo North America, Inc. and Video Sentry Corporation. Mr. Nicolette’s leadership role in the anti-theft industry originated in 1986 when he served as President, Chief Executive Officer and Director of Knogo Corporation, a New York Stock Exchange-listed multi-national company and inventor of electronic article surveillance, until 1994 when the company was sold to Sensormatic Electronics, now part of Tyco Security.

Mr. Nicolette is a graduate of the Michigan State University School of Criminal Justice.

On May 1, 2016, in connection with this appointment, the Company and Nicolette Consulting Group Limited (“NCG,” and together with the Company, the “Parties”) entered into a Consulting Services Agreement (the “Services Agreement”) pursuant to which the Parties agree that Mr. Nicolette, the Managing Director of NCG, will serve as the Company’s President and Chief Executive Officer and provide to the Company, among other services, business development and management consulting services pertinent to sales, marketing, manufacturing, management accounting, customer care and investor relations (the “Services”) from May 1, 2016, to December 31, 2017. In consideration of NCG’s Services and obligations under the Services Agreement, the Company will pay NCG a monthly fee of $12,500.00. The Company will also issue NCG or Mr. Nicolette warrant certificates, which warrant certificates shall be valid for five years from the date of the Services Agreement and represent the right of NCG or Mr. Nicolette to purchase 100,000 shares (“Shares”) of the Company’s common stock at the price of $0.01 per share (the “Warrants”). The Company agrees to include the Shares in any registration statement filed by the Company at the time that the Company undertakes a public offering of its common stock. NCG agrees that NCG and Mr. Nicolette will not provide services to any direct competitor of the Company during the term of the Services Agreement.

The foregoing description of the Services Agreement is qualified in its entirety by reference to the full text of the Services Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.

A copy of the press release announcing Mr. Nicolette’s appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K.

(d)

The information set forth above under Item 5.02(c) is hereby incorporated by reference into this Item 5.02(d).

(e)

The information set forth above under Item 5.02(c) is hereby incorporated by reference into this Item 5.02(e).

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

See Exhibit Index immediately following signature page.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 2, 2016

VERIFYME, INC.

By:	/s/ Scott McPherson
Scott McPherson
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Consulting Services Agreement dated as of May 1, 2016

99.1	Press Release dated May 2, 2016